Exhibit 10.3.3

FEDERAL HOME LOAN BANK OF BOSTON

2008 EXECUTIVE INCENTIVE PLAN

March, 2008

Purpose

The Federal Home Loan Bank of Boston (Bank) has established an Executive Incentive Plan (EIP) to:

•                  promote achievement of the Bank’s financial plan and strategic objectives as spelled out in the 2008 Strategic Business Plan;

•                  provide a total rewards package that is competitive with other financial institutions in the employment markets in which the Bank competes, including other Federal Home Loan Banks; and

•                  facilitate the retention and commitment of corporate officers.

Bank’s Objectives for 2008

The focus of the Bank’s 2008 Strategic Business Plan can again be summarized in two words: profitable growth.  The Bank continues to target steady growth in business with members in terms of both advances and mortgages. While the overall focus will be profitable growth, we will continue to enhance the operational infrastructure, and we will maintain and reinforce the Bank’s commitment to conservative and prudent risk management and compliance.

The goals in the 2008 EIP are designed to reinforce the profitable growth focus of the 2008 Strategic Business Plan.  They are also designed to incent achievement of individual contributions to department-specific financial and non-financial initiatives in alignment with the strategic plan.

The incentive goals are summarized in the following table with more detail following:

	Weight
Goal	Pres.	1	2	Threshold	Target	Excess
Pre-assessment Core ROE Spread to three-month LIBOR – Subject to Achievement of Net Income of at least $148.58 million	25%	20%	10%	235 basis points	335 basis points	435 basis points

Percentage Growth in Average Member Credit Extension (Advances and Letters of Credit, net of CDA and NEF) Balances 2008 Over 2007 With National, Growth-Oriented, and Insurance Company Segments	12.5%	10%	10%	4 percent	10 percent	16 percent

Percentage Growth in Average Member Credit Extension (Advances and Letters of Credit, net of CDA and NEF) Balances 2008 Over 2007 With Community Bank and Credit Union Segments	12.5%	10%	10%	3 percent	5 percent	8 percent

Percentage Growth in Targeted Mission-Related Advances Programs (CDA and NEF) 2008 Over 2007	5%	5%	5%	10 percent	20 percent	30 percent

Examination Results	15%	15%	15%	“2” rating in 2008 exam report	N.A.	“1” rating in 2008 exam report

Individual, Department-Specific Component	0%	0%	25%	As defined	As defined	As defined

Discretionary Component	30%	40%	25%	As documented by supervisor	As documented by supervisor	As documented by supervisor

Profitability Goal

2008 Goal:	Pre-assessment Core ROE Spread to three-month LIBOR
Weight:	President: 25 percent; Tier 1: 20 percent; Tier 2: 10 percent
Threshold:	235 basis points
Target:	335 basis points
Excess:	435 basis points

Note:  Payout for this goal will only be made if the Bank’s 2008 net income is at least eighty-five (85) percent of the 2008 Strategic Business Plan base net income case of $174.8million, or $148.58 million.

The Pre-assessment Core Return on Equity (ROE) minus Average Daily Three-Month LIBOR is calculated as follows:

Pre-assessment Core ROE =	Pre - assessement Core Net Income
Average Daily Capital

Pre-assessment Core Net Income =

Net Income – (Prepayment Fees – Historical Prepayment Fee Amortization)

+ (Debt Retirement Costs – Historical Debt Retirement Cost Amortization)

– Net Fair Value Adjustments + REFCorp Expense + AHP Expense

Net Income = 2008 net income reported in accordance with GAAP in the United States.

Average Daily Capital = the average daily balance of paid in capital stock (excluding mandatorily redeemable capital stock classified as a liability under GAAP) plus retained earnings. Accumulated Other Comprehensive Income is excluded.

Historical Prepayment Fee Amortization = the current-period, straight-line amortization of all historical prepayment fees over the original remaining lives of the prepaid assets.

Historical Debt Retirement Cost Amortization = the current-period, straight-line amortization of all historical debt retirement costs over the original remaining lives of the retired liabilities.

Net Fair Value Adjustments = the net unrealized gains and losses as recognized under GAAP attributable to hedges, whether economic hedges or SFAS 133-qualifying hedges, plus trading securities gains and losses. However, valuation adjustments attributable to other-than-temporary impairments are to be included in Pre-assessment Core Net Income.

In the event that the Bank is required to adjust current period net income to correct prior period accounting errors, positive adjustments to net income resulting from the correction of prior period accounting errors are to be excluded from Pre-assessment Core Net Income, while negative adjustments are to be retained in Pre-assessment Core Net Income.

The exclusion of prepayment fee income and associated debt retirement and swap unwind expense from the core ROE metric removes the potential for “windfall” compensation in the event of heavy prepayment fee income and removes a potential disincentive to prudently respond to prepayment events by excluding the otherwise punitive cost of debt retirement and swap unwind expense.  The exclusion of net unrealized fair value adjustments is consistent with the way that management projects its financial performance and reflects the fact that these adjustments are merely timing adjustments to net income that have no net impact to the Bank’s net income if gains or losses are never realized.

It is the Bank’s intention that its net income and ROE are generally positively correlated with short-term interest rates.  To neutralize the bias of Bank’s natural performance relative to interest rates fluctuations, which are beyond management’s control, the trend in interest rates, as reflected by the Average Daily Three-Month LIBOR Yield, is subtracted.  The Pre-assessment Core ROE minus Average Daily Three-Month LIBOR Yield also eliminates a tax bias associated with REFCorp and AHP, which tend to cause ROE to change less than the change in interest rates due to the “tax” effect that REFCorp and AHP impose.  It does, however, retain an incentive for operating efficiencies, since projected core ROE will be reduced to the extent the Bank’s operating expenses increase.

Growth Goals

2008 Goal:

Growth in Average Member Credit Extensions (Advances and Letters of Credit, net of CDA and NEF) with National, Growth-Oriented, and Insurance Company Accounts

Weight:	President: 12.5 percent; Tier 1: 10 percent; Tier 2: 10 percent
Threshold:	4 percent

Target:

10 percent

Excess:	16 percent

2008 Goal:

Growth in Average Member Credit Extensions (Advances and Letters of Credit, net of CDA and NEF) with Community Bank and Credit Union Segments

Weight:	President: 12.5 percent; Tier 1: 10 percent; Tier 2: 10 percent
Threshold:	3 percent
Target:	5 percent
Excess:	8 percent

2008 Goal:

Growth in Average Targeted Mission-Related Advances Programs

Weight:	President: 5 percent; Tier 1: 5 percent; Tier 2: 5 percent

Threshold:

10 percent

Target:

20 percent

Excess:	30 percent

To achieve the projected level of growth, management will continue to implement the member differentiation strategy that began in 2006.  This effort began with the alignment of processes, structures, people and systems to support and deliver the core elements of the strategy.  Other processes that are integral to the strategy will also continue to be identified and aligned.  Top priority within this strategy is given to delivering solutions to the national account segment and implementing collateral policy and process changes in support of solutions for all segments.

For purposes of the 2008 EIP, the five member segments have been aggregated into two groups with similar characteristics.  An average growth target based on advances and letters of credit has been established for each group.(i)  The table below shows the starting and target ending balances for these two groups:

(i) Average Advances and Letters of Credit Balances are defined as the average daily balance of advances and Letters of Credit (net of CDA and NEF).  If a member merges into a non-member, the merged entity’s balances will be excluded from the calculation for 2008 and the average balance for 2007.  If, for example, a community bank member is merged into a national account member, all of the merged member’s balances for 2007 and to the 2008 merger date will be included in the national account member group. The 2007 year-end average numbers exclude all institutions that were merged or acquired through January 2, 2008.

$ Billions	2007 Projected Average Advances and Letters of Credit (Net of CDA and NEF) Base	Target Growth	2008 Projected Average Advances and Letters of Credit (Net of CDA and NEF)
National, Growth-Oriented, and Insurance Company Accounts	$36.5 billion	10.4 percent	$40.3 billion
Community Bank and Credit Union Accounts	$8.0 billion	4.5 percent	$8.4 billion

The Bank currently holds a 67 percent market share of the wholesale funding used by national accounts and an 87 percent market share of wholesale funding used by growth oriented institutions.  The Bank will aggressively seek to expand its market share in 2008 through pricing, product development and streamlining internal policies and procedures to create a more user-friendly experience for members.  In addition, the Bank is expanding its efforts to reach the insurance industry with products that address their business needs.  These institutions do not access the traditional wholesale funding market used by banks.

In contrast, the Bank enjoys a nearly 100 percent market share of wholesale funding used by community institutions and credit unions.  Growth in advances from this segment will be dependent on the Bank’s ability to help members expand their own market share pursuant to their own business plans.  The Bank will also compete for funding increasingly being diversified into brokered CD and with Wall Street firms.

Member demand for letters of credit is increasing for targeted purposes.  The Bank earns a spread that is comparable to advances and remains well protected from credit and other potential sources of risk.  As a result, letters of credit are included in the base and projections as a valuable product to the membership that provides a reasonable return at reasonable risk to the Bank.

Management is managing MPF volume by not seeking master commitments from its largest PFIs.  As a result, MPF volume is not included in the 2008 EIP goals.

The focus of the mission-related metric will be to expand member lending activities in the communities they serve through the Bank’s Community Development Advances (CDA) and New England Fund (NEF) advances.(ii)

The projected average CDA and NEF advances balance for 2007 is $2.1 billion.  A twenty percent increase would grow average mission-related advances to $2.5 billion.  This increase would be driven by relatively small advances disbursements.

Bank staff will actively use the outreach and education tools available to achieve the goal, including the successful Community Development Consult program, funding strategies, training programs, and publication of examples of successful initiatives.

(ii) This goal is measured using the following advance product types: 822, 873, 877, 878, 879, 903, 904, and 914 and any new housing and community development product codes introdued during the Plan year.

Exam Goal

2008 Goal:

Examination Result

Weights:	President: 15 percent; Tier 1: 15 percent; Tier 2: 15 percent
Threshold:	“2” rating in 2008 exam report
Target:	None
Excess:	“1” rating in 2008 exam report

In the 2008 Report of Examination (ROE), the Federal Housing Finance Board (Finance Board) will rate the Bank “1,” “2,” “3,” or “4.”, with “1” being the highest possible rating and “4” being the lowest.  A payment on this goal will be made at threshold if the Bank’s rating is “2.”  A “1” rating will result in an excess payout on this goal.

Participants whose immediate area(s) of responsibility receive a new or repeat finding of an Unsafe or Unsound Practice or Condition in the 2008 ROE will not be entitled to any award for this goal.  The President may, at his discretion, recommend no award or a reduced award for a participant for this goal based on a new or repeat finding in the ROE.  If, on review, the Finance Board subsequently reverses the Unsafe or Unsound Practice or Condition or other finding, the President may recommend reinstatement of such award.

Individual, Department-Specific Component

Weights:	President: 0 percent; Tier 1: 0 percent; Tier 2: 25 percent
Threshold:	As defined by manager
Target:	As defined by manager
Excess:	As defined by manager

EIP participants are responsible for significant department-specific initiatives and projects that contribute to the success of the bank. The Individual, Department-Specific Component provides for recognition of the participant’s successful completion of those initiatives.

Payments awarded under the Individual, Department-Specific Component will take into consideration the participant’s achievement of one to three individual, department-specific initiatives, established at the beginning of the plan year. The initiatives may be non-financial, operational objectives or may add additional weight to a profitability or growth goal. Revisions to these initiatives may be considered on a case-by-case basis during the year but must be approved, in writing, by the President and Chief Executive Officer.

Payments under the Individual, Department-Specific Component will be based on the individual’s combined, overall performance on the one to three individual, department-specific initiatives, as evaluated by the participant’s manager.  The initiatives may be shared within a department or across multiple departments, but the manager’s assessment will be based on the participant’s individual contribution as well as the overall achievement of the initiative.  Managers may select a payout percentage for individual, department-specific objectives from a range of threshold to a maximum payout at excess to recognize the degree to which the EIP participant accomplished these results.  If the individual, department-specific initiative(s) are not substantially achieved, the manager may award zero for this component.  Managers need to provide reasonable documentation as the basis for any award recommended under this component.

Discretionary Component

Weights:	President: 30 percent; Tier 1: 40 percent; Tier 2: 25 percent
Threshold:	As defined by manager
Target:	As defined by manager
Excess:	As defined by manager

It is understood that the success of the bank in achieving its goals as set forth in the Plan requires individual contribution.  Payments awarded under the Discretionary Component will take into consideration and recognize an individual participant’s achievement of and contribution toward Bank, department, or individual goals or initiatives, as assessed by the President or the participant’s manager and recommended to the Personnel Committee.

For Tier I participants, the Discretionary Component may include the President’s or the manager’s assessment of achievement of a participant’s individual and department-specific goals, including operational initiatives, established at the beginning of the plan year.  It also may include an evaluation of the participant’s contributions in areas such as expense control and operational efficiency, risk management and control, Board communication, and succession planning.  There may also be a subjective element in this component so that the President or manager can award a participant’s leadership, work ethic, attitude, or other such similar intangible attribute that contributes to the Bank’s success.

The President or participant’s manager may recommend a payout percentage for the Discretionary Component from a range of threshold to a maximum payout at excess to recognize the degree of achievement and contribution.  The President or manager may also recommend zero award for this component.  The President or manager needs to provide reasonable documentation to the Personnel Committee that states the basis for whatever award is recommended under the Discretionary Component for Tier I participants.

For Tier II participants, the manager will assess, recommend and document a payout percentage as discussed above for Tier I participants, as applicable, but excluding the achievement of the one to three individual, department-specific initiatives awarded under the Individual, Department-Specific Component.

For the President, the Personnel Committee will assess, recommend and document a payout percentage as discussed above for Tier I participants. At the end of the plan year, the President will provide the Personnel Committee with a self-assessment of individual, Bank and personal achievements to be used in determining the Discretionary Component award.

Incentive Potential

Eligible employees will be assigned an incentive award potential expressed as a percentage of the incumbent’s base salary in effect at year-end 2008 as follows:

	Incentive as a Percent of Salary
	Threshold	Target	Excess

President	25.00%	50.00%	75.00%

Tier I	18.75%	37.50%	56.25%

Tier II	15.00%	30.00%	45.00%

2008 Participation

The following individuals are participants in the EIP for 2008:(iii)

President	Tier I	Tier II
Michael A. Jessee	Janelle K. Authur	Daniel H. Devine
	Earl W. Baucom	Brian G. Donahue
	George H. Collins	John F. Henderson, Jr.
	M. Susan Elliott	Kelly A. LaCava
	William P. Hamilton	Rachele McDonough
	Ellen McLaughlin	William J. Murphy
	Frank Nitkiewicz	Paul T. Pouliot
	William L. Oakley	Allison Santoro
Paul W. Webber
Kevin Whittaker
Kenneth A. Willis

EIP Administration

The EIP is administered by the Personnel Committee of the Board of Directors (Committee), which shall have full power and binding authority to construe, interpret, and administer the EIP, and to adjust it during or at the end of the calendar year covered by the EIP for extraordinary circumstances.  Extraordinary circumstances may include changes in business strategy, termination or commencement of business lines, impact of severe economic fluctuations, significant growth or consolidation of the membership base, or significant regulatory or other changes impacting the Bank or Bank System.

The Committee reserves the right at any time to amend, suspend or terminate the EIP in whole or in part, for any reason, and without the consent of any EIP participant.

The Bank’s President and Chief Executive Officer will determine participation in the EIP with the concurrence of the Committee.

(iii) All corporate officers are listed as EIP participants with one exception: Paul Peduto, First Vice President, Sales and Business Development.  Mr. Peduto is a participant in the Bank’s Sales Incentive Plan and is eligible for an incentive award equivalent to a Tier II participant in the EIP.

EIP awards shall not be considered earned or payable, in whole or in part, to any participant for any reason until they are finally determined by the Bank’s President and Chief Executive Officer with the concurrence of the Committee following the end of the plan year.  Moreover, unless otherwise specifically determined by the President and Chief Executive Officer with the concurrence of the Committee, a participant will be entitled to payment of an award only if the participant is employed on the date of payment of the award.  However, any individual hired or promoted into an eligible position during the plan year that is granted an award shall have any such incentive award prorated based on months of EIP participation, providing he/she has served a minimum of six months in that role and otherwise satisfies the EIP’s requirements.

Except as set forth in the following paragraphs, any EIP participant who terminates employment for any reason, whether voluntarily or involuntarily, before the end of the plan year, defined as the period January 1, 2008 through December 31, 2008, shall not be entitled to any award, except as otherwise determined by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee, at their sole discretion.

EIP participants who are eligible to retire from employment with the Bank prior to the conclusion of the plan year may receive a pro rata payment of any incentive award as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee, based on the months of completed service as an EIP participant during the plan year.  To be eligible, the participant must complete at least six months of service in the plan year and otherwise satisfy the EIP’s requirements and must be i) eligible for normal retirement as defined in the Pentegra Defined Benefit Plan for Financial Institutions or ii) meet the Rule of 70 as defined in the Pentegra Defined Benefit Plan for Financial Institutions, including credited service in the FHLB system, but excluding any other credited service at another Pentegra participating employer.  Further, as determined and recommended by the President and Chief Executive Officer, the participant may not be entitled to such pro rated payout if employed by a competing institution at the time of or subsequent to termination from the Bank.

EIP participants who terminate employment with the Bank by reason of death or disability prior to the conclusion of the plan year will receive a pro rata payment of any incentive award determined by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee, based on the months of completed service as an EIP participant during the year.  Beneficiaries of such payments will be the same as identified in the Bank’s group insurance plan.

Awards to retiring or disabled participants or beneficiaries will be paid at the same time as awards to all active participants.

The Bank may make such provisions, as it deems appropriate, for withholding payroll taxes in connection with payment of EIP awards.

The Bank also has several other incentive programs for staff at the Bank designed to motivate employees to become more innovative and productive. The Bank’s President is responsible for the administration of each of these programs and has the authority to construe, implement, and administer programs, as appropriate.